FIDUS INVESTMENT CORPORATION ANNOUNCES
THIRD QUARTER 2014 FINANCIAL RESULTS

Board of Directors Declares Special Cash Dividend of $0.10 Per Share

Regular Quarterly Dividend of $0.38 Per Share Declared for Fourth Quarter

EVANSTON, Ill., November 6, 2014 – Fidus Investment Corporation (NASDAQ:FDUS) (“Fidus” or the “Company”), a provider of customized debt and equity financing solutions primarily to lower middle-market companies based in the United States, today announced its financial results for the quarter ended September 30, 2014.

Third Quarter 2014 Financial Highlights

•	Total investment income of $11.3 million

•	Net investment income of $5.6 million, or $0.41 per share

•	Adjusted net investment income of $5.6 million, or $0.40 per share(1)

•	Net increase in net assets resulting from operations of $5.3 million, or $0.38 per share

•	Invested $37.9 million in debt and equity securities including two new portfolio companies

•	Received proceeds from sales and realizations of $13.1 million

•	Paid regular quarterly dividend of $0.38 per share on September 26, 2014

•	Paid two special dividends of $0.05 each on July 31, 2014 and August 29, 2014

•	Estimated spillover income (or taxable income in excess of distributions) of $13.7 million, or $0.86 per share, as of September 30, 2014

•	Net asset value (NAV) of $242.0 million, or $15.18 per share, as of September 30, 2014

Management Commentary

“Fidus’ third quarter benefited from the closing of two new investments. In total, we invested $37.9 million and received proceeds from sales and realizations of $13.1 million. In addition, we successfully completed a secondary equity offering above NAV at quarter end, raising $32.4 in net proceeds,” said Edward Ross, Chairman and CEO of Fidus Investment Corporation. “The robust M&A market continues to generate high activity levels for Fidus, positioning the Company well to execute on its investment strategy of selectively investing in high-quality companies that operate in industries we know well, that generate strong free cash flow and have positive long-term outlooks.”

“On November 4th, the Board of Directors declared a third special dividend for 2014 of $0.10 per share payable on December 19th, in addition to declaring the regular quarterly dividend of $0.38 per share for the fourth quarter. Over the last five quarters we have declared five special dividends that together have totaled $0.62 per share. The Board will continue to evaluate Fidus’ distributions, including its spillover position, on an ongoing basis,” concluded Mr. Ross.

(1)	Supplemental information regarding adjusted net investment income:

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of net investment income to adjusted net investment income are set forth in Schedule 1.

Third Quarter 2014 Financial Results

Total investment income was $11.3 million for the three months ended September 30, 2014, an increase of $1.0 million, or 10.3%, over the $10.3 million of total investment income for the three months ended September 30, 2013. This increase was primarily attributable to a $0.9 million increase in interest income primarily due to higher average levels of debt investments outstanding and a $0.1 million increase in dividend income primarily due to higher average levels of income producing equity investments outstanding during the third quarter of 2014 compared to the same period of 2013.

Total expenses, including income tax provision, were $5.7 million for the three months ended September 30, 2014, an increase of $0.7 million, or 14.2%, over the $5.0 million of total expenses for the three months ended September 30, 2013. Interest and financing expenses were $1.9 million, an increase of $0.1 million or 8.2%, compared to $1.8 million for the third quarter of 2013 due to higher average balances of SBA debentures outstanding during 2014 as well as commitment fees related to the Credit Facility. The base management fee increased $0.1 million, or 10.5%, to $1.5 million due to higher average total assets for the third quarter of 2014 versus the comparable period in 2013. The incentive fee was $1.3 million, a $0.2 million, or 16.4%, increase from the $1.1 million incentive fee for the third quarter of 2013, primarily due to the $0.4 million increase in net investment income during the 2014 period compared to 2013. The administrative service fee, professional fees and other general and administrative expenses increased $0.2 million, or 27.8%, to $0.9 million due to increased personnel costs.

Net investment income (“NII”) for the three months ended September 30, 2014 increased by 6.7% to $5.6 million, or $0.41 per share, compared to $5.3 million, or $0.38 per share, for the third quarter of 2013. Adjusted NII was $5.6 million, or $0.40 per share, for the three months ended September 30, 2014, compared to $5.1 million, or $0.37 per share, for the third quarter of 2013. Adjusted NII is defined as net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses on investments.

For the three months ended September 30, 2014, Fidus recorded net realized losses on investments of $6.7 million as a result of realized losses in one portfolio company which were partially offset by realized capital gains in three portfolio companies.

For the three months ended September 30, 2014, Fidus recorded a net change in unrealized appreciation on investments of $6.4 million attributable to the reversal of net unrealized depreciation on investments of $7.2 million related to the exit or sale of investments, resulting in unrealized appreciation, net unrealized depreciation of $1.2 million on debt investments and net unrealized appreciation of $0.4 million on equity investments.

Fidus’ net increase in net assets resulting from operations during the three months ended September 30, 2014, was $5.3 million, or $0.38 per share, an increase of $0.8 million, or 16.8%, compared to a net increase in net assets resulting from operations of $4.5 million, or $0.33 per share, during the three months ended September 30, 2013.

Portfolio and Investment Activities

As of September 30, 2014, Fidus had debt and equity investments in 37 portfolio companies with a total fair value of $336.5 million, or approximately 98% of cost. The Company’s average portfolio investment on a cost basis was $9.3 million and the Company held equity ownership in 89.2% of its portfolio companies. During the third quarter ended September 30, 2014, Fidus made investments of $37.9 million in two new portfolio companies and received proceeds from sales and realizations of investments of $13.1 million. As of September 30, 2014, the weighted average yield on debt investments (excluding any debt investments on non-accrual) was 13.8%.

Third quarter 2014 investment activity included the following new portfolio company investments:

•	US GreenFiber, LLC, a leading manufacturer of recycled fiber insulation products for use in residential property applications across the U.S. Fidus invested $10.5 million in senior secured notes.

•	Pinnergy, Ltd., a leading provider of fluid management and drilling services for oil and gas wells located throughout Texas and Louisiana. Fidus invested $20.0 million in subordinated notes.

Fidus had an investment in one portfolio company on non-accrual status as of September 30, 2014, which represented 1.9% of the cost of the portfolio and 0.0% of the fair value of the portfolio as of that date. In addition, an investment in one portfolio company is on non-accrual status only with respect to the PIK interest component of the investment, which represented 2.2% of the cost of the portfolio and 1.4% of the fair value of the portfolio as of September 30, 2014.

Liquidity and Capital Resources

At September 30, 2014, the Company had $8.5 million in cash and cash equivalents. In addition, net proceeds receivable from an equity offering completed on September 30, 2014 will add $32.4 million to Fidus’ cash position. SBA debentures outstanding were $145.5 million with an annual weighted average interest rate of 4.5%. Unfunded SBA commitments totaled $29.5 million as of September 30, 2014 with access to an additional $50.0 million available for future use. Fidus had no borrowings outstanding on its $30.0 million senior secured revolving credit facility as of September 30, 2014.

Subsequent Events

•	On October 2, 2014, the Company invested $6.0 million in the senior secured notes of Plymouth Rock Energy, LLC, a leading retail energy marketer for the domestic natural gas and electricity industries.

•	On October 31, 2014, the Company invested $10.5 million in the subordinated notes of Grindmaster Corporation, a leading global manufacturer of commercial beverage dispensing and complementary foodservice equipment.

•	On November 5, 2014, the Company invested $7.2 million in the subordinated notes and common equity of FDS Avionics Corp., doing business as Flight Display Systems, a leading designer, developer and light manufacturer of avionics focusing on cabin electronics for business and commercial aircraft and ruggedized special mission monitors and other retrofit solutions for military aircraft.

Third Quarter 2014 Dividend of $0.38 Per Share Declared

On November 4, 2014, the Company’s Board of Directors declared a regular quarterly dividend of $0.38 per share for the fourth quarter of 2014. The Company’s dividend will be payable on December 19, 2014 to stockholders of record as of December 5, 2014. In addition, also on November 4, 2014, the Company’s Board of Directors declared a special cash dividend of $0.10 per share payable on December 19, 2014 to stockholders of record as of December 5, 2014.

When declaring dividends, the Company’s Board of Directors reviews estimates of taxable income available for distribution, which differs from consolidated income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of undistributed taxable income carried over from a given year for distribution in the following year. The final determination of 2014 taxable income, as well as the tax attributes for 2014 dividends, will be made after the close of the 2014 tax year. The final tax attributes for 2014 dividends will generally include ordinary taxable income but may also include capital gains, qualified dividends and return of capital.

Fidus has adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of dividends on behalf of its stockholders, unless a stockholder elects to receive cash. As a result, when the Company declares a cash dividend, stockholders who have not “opted out” of the DRIP at least three days prior to the dividend payment date will have their cash dividends automatically reinvested in additional shares of the Company’s common stock. Those stockholders whose shares are held by a broker or other financial intermediary may receive dividends in cash by notifying their broker or other financial intermediary of their election.

Third Quarter 2014 Financial Results Conference Call

Management will host a conference call to discuss the operating and financial results at 9:00am EDT on Friday, November 7, 2014. To participate in the conference call, please dial (877) 810-3368 approximately 10 minutes prior to the call. International callers should dial (914) 495-8561. Please reference conference ID # 25555306.

A live webcast of the conference call will be available at http://investor.fdus.com/events.cfm. Please access the website 15 minutes prior to the start of the call to download and install any necessary audio software.

A telephone replay of the conference call will be available from 12:00pm EDT on November 7, 2014 until 11:59pm EDT on November 10, 2014 and may be accessed by calling (855) 859-2056 (domestic dial-in) or (404) 537-3406 (international dial-in) and reference conference ID # 25555306. An archived replay of the conference call will also be available in the investor relations section of the Company’s website.

For a more detailed discussion of the financial and other information included in this press release, please also refer to the Company’s Form 10-Q for the three month period ended September 30, 2014 that will be filed with the Securities and Exchange Commission (www.sec.gov) on November 6, 2014.

ABOUT FIDUS INVESTMENT CORPORATION

Fidus Investment Corporation provides customized debt and equity financing solutions to lower middle-market companies, which the Company generally defines as U.S. based companies having revenues between $10.0 million and $150.0 million. Fidus’ investment objective is to provide attractive risk-adjusted returns by generating both current income from our debt investments and capital appreciation from our equity related investments. Fidus seeks to partner with business owners, management teams and financial sponsors by providing customized financing for change of ownership transactions, recapitalizations, strategic acquisitions, business expansion and other growth initiatives.

Fidus is an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended. In addition, for tax purposes, Fidus has elected to be treated as a regulated investment company, or RIC, under Subchapter M of the Internal Revenue Code of 1986, as amended, or the Code. Fidus was formed in February 2011 to continue and expand the business of Fidus Mezzanine Capital, L.P., which commenced operations in May 2007 and is licensed by the U.S. Small Business Administration as a small business investment company.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are based on management’s current expectations, estimates, projections, beliefs and assumptions about the Company, its current and prospective portfolio investments, and its industry. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the Company’s control, difficult to predict and could cause actual results to differ materially from those expected or forecasted in such forward-looking statements. Actual developments and results are likely to vary materially from these estimates and projections as a result of a number of factors, including those described from time to time in Fidus’ filings with the Securities and Exchange Commission. Such statements speak only as of the time when made, and Fidus undertakes no obligation to update any such forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

FIDUS INVESTMENT CORPORATION
Consolidated Statements of Assets and Liabilities
(in thousands, except shares and per share data)

	September 30,
	2014 (unaudited)	December 31, 2013

ASSETS
Investments, at fair value
Affiliate investments (cost: $96,851 and $88,983, respectively)	$83,704	$82,444
Non-control/non-affiliate investments (cost: $247,546 and $226,231, respectively)	252,778	224,537

Total investments, at fair value (cost: $344,397 and $315,214, respectively)	336,482	306,981
Cash and cash equivalents	8,488	53,418
Interest receivable	4,929	2,487
Deferred financing costs (net of accumulated amortization of $2,571 and $2,102, respectively)	3,600	3,152
Proceeds receivable from stock offering	32,440	—
Prepaid expenses and other assets	7,156	1,224

Total assets	393,095	367,262

LIABILITIES
SBA debentures	145,500	144,500
Accrued interest and fees payable	541	2,198
Due to affiliates	4,623	5,582
Taxes payable	—	3,571
Accounts payable and other liabilities	481	286

Total liabilities	151,145	156,137

Net Assets	$241,950	$211,125

ANALYSIS OF NET ASSETS
Common stock, $0.001 par value (100,000,000 shares authorized, 15,943,139 and 13,755,232 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively)	$16	$14
Additional paid-in capital	241,968	206,123
Undistributed net investment income	2,672	3,221
Accumulated net realized gain on investments	6,420	11,212
Accumulated net unrealized (depreciation) on investments	(9,126)	(9,445)

Total net assets	$241,950	$211,125

Net asset value per common share	$15.18	$15.35

FIDUS INVESTMENT CORPORATION
Consolidated Statements of Operations (unaudited)
(in thousands, except shares and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Investment Income:
Interest income
Control investments	$—	$125	$—	$1,647
Affiliate investments	2,406	2,344	7,163	6,582
Non-control/non-affiliate investments	7,722	6,777	21,822	19,617

Total interest income	10,128	9,246	28,985	27,846
Dividend income
Control investments	—	—	—	124
Affiliate investments	31	31	92	92
Non-control/non-affiliate investments	576	448	1,405	972

Total dividend income	607	479	1,497	1,188
Fee income
Control investments	—	—	—	177
Affiliate investments	10	—	398	206
Non-control/non-affiliate investments	562	516	1,567	1,004

Total fee income	572	516	1,965	1,387
Interest on idle funds and other income	17	22	17	131

Total investment income	11,324	10,263	32,464	30,552

Expenses:
Interest and financing expenses	1,934	1,787	5,482	5,287
Base management fee	1,469	1,329	4,227	3,940
Incentive fee	1,320	1,134	3,015	5,643
Administrative service expenses	496	314	1,289	815
Professional fees	218	211	828	644
Other general and administrative expenses	228	212	981	808

Total expenses	5,665	4,987	15,822	17,137

Net investment income before income taxes	5,659	5,276	16,642	13,415
Income tax provision	32	2	62	54

Net investment income	5,627	5,274	16,580	13,361

Net realized and unrealized gains (losses) on investments:
Realized gains on control investments	—	22,107	—	22,107
Realized gains on affiliate investments	—	—	166	—
Net realized (losses) gains on non-control/non-affiliate investments	(6,692)	2,532	(4,940)	3,585
Net change in unrealized appreciation (depreciation) on investments	6,366	(25,376)	318	(16,459)
Income tax (provision) on realized gains on investments	—	—	(17)	—

Net (loss) gain on investments	(326)	(737)	(4,473)	9,233

Net increase in net assets resulting from operations	$5,301	$4,537	$12,107	$22,594

Per common share data:
Net investment income per share-basic and diluted	$0.41	$0.38	$1.20	$0.99

Net increase in net assets resulting from operation per share-basic and diluted	$0.38	$0.33	$0.88	$1.68

Dividends declared per share	$0.48	$0.42	$1.24	$1.18

Weighted average number of shares outstanding-basic and diluted	13,832,769	13,717,527	13,784,936	13,452,768

Schedule 1

Supplemental Information Regarding Adjusted Net Investment Income

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses for such year. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. The following table provides a reconciliation of net investment income to adjusted net investment income for the three and nine months ended September 30, 2014 and 2013.

	(Per share)		(Per share)
	Three months ended September 30,		Nine months ended September 30,
	(unaudited)		(unaudited)
	2014	2013	2014	2013
Net investment income	$5,627	$5,274	$16,580	$13,361
Capital gains incentive fee (reversal) expense	(66)	(147)	(866)	1,846

Adjusted net investment income (1)	$5,561	$5,127	$15,714	$15,207

	(Per share)		(Per share)
	Three months ended September 30, (unaudited)		Nine months ended September 30, (unaudited)
	2014	2013	2014	2013
Net investment income	$0.41	$0.38	$1.20	$0.99
Capital gains incentive fee (reversal) expense	—	(0.01)	(0.06)	0.14

Adjusted net investment income (1)	$0.40	$0.37	$1.14	$1.13

(1)	Adjusted net investment income per share amounts are calculated as adjusted net investment income dividend by weighted average shares outstanding for the period. Due to rounding, the sum of net investment income per share and capital gains incentive fee (reversal) expense amounts may not equal the adjusted net investment income per share amount presented here.

Company Contact:	Investor Relations Contact:
Edward H. Ross Chief Executive Officer Fidus Investment Corporation 847-859-3940	Stephanie Prince/Jody Burfening LHA (212) 838-3777 sprince@lhai.com